Exhibit 4.52
FIRST AMENDMENT
THIS FIRST AMENDMENT (this “Amendment”) is made and entered into as of March 22, 2017, by and between PARK CENTER PLAZA INVESTORS, L.P., a Delaware limited partnership (“Landlord”), and SPHERE 3D CORP., an Ontario corporation (“Tenant”).
RECITALS

A.
Landlord and Tenant (as successor by merger to Overland Storage, a California corporation (“Former Tenant”)) are parties to that certain Office Lease dated February 9, 2010 (the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 20,777 square feet of Rentable Area (the “Premises”) comprised of (i) 10,879 square feet of Rentable Area described as Suite 200 in the building located at 125 South Market Street, San Jose, California (the “Building”); and (ii) approximately 9,898 square feet of Rentable Area described as Suite 1300 in the Building.

B.
Tenant desires to surrender a portion of the Original Premises to Landlord containing approximately 10,879 square feet of Rentable Area described as Suite 200 on the second (2nd) floor of the Building (the “Reduction Space”), as shown on Exhibit A hereto (the Original Premises, less the Reduction Space, is referred to herein as the “Remaining Portion of the Original Premises”), and that the Lease be appropriately amended, and Landlord is willing to accept such surrender on the following terms and conditions.

C.
Tenant has requested that additional space containing approximately 384 square feet of Rentable Area on the second (2nd) floor of the Building (the “Expansion Space”), as shown on Exhibit B attached hereto, be added to the Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

D.	The Lease by its terms shall expire on June 30, 2017 ("Prior Termination Date"), and the parties desire to extend the Term of the Lease, all on the following terms and conditions.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.
Merger. Tenant and Former Tenant have entered into a certain agreement whereby Tenant and Former Tenant have merged (the “Merger”), and, as a consequence of the Merger, all or substantially all of the ownership interests of Former Tenant are owned by Tenant and Former Tenant has become a wholly-owned subsidiary of Tenant. Tenant hereby ratifies and confirms the Lease, and agrees that, retroactively effective as of the date of the Merger, it is the tenant under the Lease and it is bound by all terms and provisions of the Lease. Tenant further represents and warrants that, as of the date of this Amendment, Tenant has a net worth that is equal to or greater than the net worth of Former Tenant as of the Commencement Date (as defined in the Lease) of the Lease, and the Premises will continue to be operated for the Permitted Use (as defined in the Lease) set forth in Section 1.12 of the Lease.

2.	Reduction.

2.1	Tenant shall vacate the Reduction Space in accordance with the terms of the Lease on or prior to March 31, 2017 (the “Required Vacation Date”), which is the date immediately preceding the Reduction Effective Date (defined in 2.2 below) and Tenant shall fully comply with all obligations under the Lease respecting the Reduction Space up to the Reduction Effective Date, including those provisions relating to the condition of the Reduction Space and removal of Tenant’s personal property therefrom.

2.2
Effective as of April 1, 2017 (the “Reduction Effective Date”), the Reduction Space shall no longer be considered part of the Premises. As of the Reduction Effective Date, the Reduction Space shall be deemed surrendered by Tenant to Landlord, the Lease shall be deemed terminated with respect to the Reduction Space, and the “Premises”, as defined in the Lease, shall be deemed to mean the Remaining Portion of the Original Premises.

2.3
If Tenant shall holdover in the Reduction Space beyond the day immediately preceding the Reduction Effective Date, Tenant shall be liable for Minimum Monthly Rent, Tenant’s Proportionate Share of Operating Costs, Insurance Costs and Taxes and other charges respecting the Reduction Space equal to (i) one hundred twenty-five percent (125%) of the Minimum Monthly Rent in effect under the Lease for the first sixty (60) days of such holdover; and (ii) commencing as of the sixty-first (61st) day of such holdover, one hundred fifty percent (150%) of the Minimum Monthly Rent in effect under the Lease, prorated on a per diem basis and on a per square foot basis for the Reduction Space. Such holdover amount shall not be deemed permission for Tenant to holdover in the Reduction Space. In addition, Tenant shall be liable for consequential and other damages arising from Tenant's holding over.

3.	Expansion and Effective Date.

3.1
Effective as of the Expansion Effective Date (as defined below), the Expansion Space shall be deemed part of the Premises, as defined in the Lease, and from and after the Expansion Effective Date, the Remaining Portion of the Original Premises and the Expansion Space, collectively, shall be deemed the Premises, as defined in the Lease. As of the Expansion Effective Date, the Premises, as defined in the Lease, shall be deemed to contain 10,282 square feet of Rentable Area in the Building, comprised of the Remaining Portion of Original Premises and the Expansion Space. The Term for the Expansion Space shall commence on the Expansion Effective Date and end on the Extended Termination Date (defined in Section 4 below). Notwithstanding anything to the contrary contained in the Lease, as amended hereby, the Expansion Space shall be used by Tenant solely for the storage and operation of Tenant’s data equipment and racks and for no other purpose whatsoever. The Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein, except that, notwithstanding anything to the contrary contained in the Lease, as amended hereby, no janitorial service or climate control (i.e., heating, ventilation and air conditioning service) will be supplied to the Expansion Space and Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Expansion Space.

3.2
The Expansion Effective Date shall be the date upon which the Side Light Work (as defined in Exhibit C attached hereto) in the Expansion Space has been substantially completed; provided, however, that if Landlord shall be delayed in substantially completing the Side Light Work as a result of the occurrence of a Tenant Delay (defined below), then, for purposes of determining the Expansion Effective Date, the date of substantial completion shall be deemed to be the day that said Side Light Work would have been substantially completed absent any such Tenant Delay(s). A “Tenant Delay” means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays substantial completion of the Side Light Work, including, without limitation, the following: (i) Tenant’s failure to furnish information or approvals within any time period specified in the Lease or this Amendment, including the failure to prepare or approve preliminary or final plans by any applicable due date; (ii) Tenant’s selection of equipment or materials that have long lead times after first being informed by Landlord that the selection may result in a delay; (iii) changes requested or made by Tenant to previously approved plans and specifications; (iv) the performance of work in the Expansion Space by Tenant or Tenant’s contractor(s) during the performance of the Side Light Work; or (v) if the performance of any portion of the Side Light Work depends on the prior or simultaneous performance of work by Tenant, a delay by Tenant or Tenant’s contractor(s) in the completion of such work.

3.3
The Expansion Space shall be deemed to be substantially completed on the date that Landlord reasonably determines that the Side Light Work has been performed (or would have been performed absent any Tenant Delays). Landlord and Tenant shall together conduct an inspection of the Side Light Work and prepare a "punch list" setting forth any portions of the Side Light Work that are not in conformity with Exhibit C to this Lease. Landlord shall use good faith efforts to perform such punch list work within a reasonable time following the completion of the punch list. The adjustment of the Expansion Effective Date and, accordingly, the postponement of Tenant's obligation to pay rent on the Expansion Space shall be Tenant's sole remedy and shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of the Expansion Space not being ready for occupancy by Tenant on or before Landlord’s estimated completion date.

3.4
In addition to the postponement, if any, of the Expansion Effective Date as a result of the applicability of Section 3.3 above, the Expansion Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Expansion Space for any other reason (other than Tenant Delays by Tenant). Any such delay in the Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Expansion Effective Date is delayed, the Extended Termination Date shall not be similarly extended.

4.
Extension. The Term of the Lease is hereby extended for a period of sixty-four (64) months and shall expire on October 31, 2022 ("Extended Termination Date"), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Prior Termination Date ("Extension Date") and ending on the Extended Termination Date shall be referred to herein as the "Extended Term”.

5.    Minimum Monthly Rent.

5.1
Minimum Monthly Rent for Remaining Portion of the Original Premises. The Minimum Monthly Rent, Tenant’s Proportionate Share of Operating Costs, Insurance Costs and Taxes and all other charges under the Lease shall be payable as provided therein with respect to the Remaining Portion of the Original Premises through and including the Prior Termination Date. Notwithstanding the foregoing, provided that (i) Tenant has vacated the Reduction Space on or before the Required Vacation Date in compliance with the terms and conditions of Section 2 above; and (ii) Tenant is not in default under the Lease, as amended hereby, Tenant shall be entitled to an abatement of Minimum Monthly Rent for the month of April, 2017 in an amount equal to $25,565.65.

5.2
Minimum Monthly Rent for Remaining Portion of the Original Premises During Extended Term. As of the Extension Date, the schedule of Minimum Monthly Rent payable for the Remaining Portion of the Original Premises during the Extended Term is the following:

Period	Rentable Square Footage	Minimum Monthly Rent
7/1/2017 – 6/30/2018	9,898	$41,076.70
7/1/2018 – 6/30/2019	9,898	$42,305.70
7/1/2019 – 6/30/2020	9,898	$43,575.95
7/1/2020 – 6/30/2021	9,898	$44,879.18
7/1/2021 – 6/30/2022	9,898	$46,223.66
7/1/2022 – 10/31/2022	9,898	$47,609.38
All such Minimum Monthly Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby.

5.3
Minimum Monthly Rent for Expansion Space through Extended Termination Date. In addition to Tenant’s obligation to pay Minimum Monthly Rent for the Remaining Portion of the Original Premises, during the period commencing on the Expansion Effective Date and continuing through the Extended Termination Date, Tenant shall pay Landlord Minimum Monthly Rent for the Expansion Space as follows:

Period	Rentable Square Footage	Minimum Monthly Rent
Expansion Effective Date – 6/30/2018	384	$1,171.20
7/1/2018 – 6/30/2019	384	$1,206.40
7/1/2019 – 6/30/2020	384	$1,242.56
7/1/2020 – 6/30/2021	384	$1,279.68
7/1/2021 – 6/30/2022	384	$1,318.08
7/1/2022 – 10/31/2022	384	$1,357.76
All such Minimum Monthly Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby.

5.4
Abated Minimum Monthly Rent. Notwithstanding anything in the Lease, as amended hereby, to the contrary, so long as Tenant is not in default under the Lease, as amended hereby, Tenant shall be entitled to an abatement of Minimum Monthly Rent as follows: (i) with respect to the Remaining Portion of the Original Premises, in the monthly amount of $41,076.70 during the period commencing July 1, 2017 and continuing through October 31, 2017; and (ii) with respect to the Expansion Space, in the monthly amount of $1,171.20 for the first four (4) full calendar months after the Expansion Effective Date. The maximum total amount of Minimum Monthly Rent abated in accordance with the foregoing shall equal $168,991.60 (the “Abated Minimum Monthly Rent”). If Tenant defaults under the Lease, as amended hereby, at any time during the Term (as the same may be further extended) and fails to cure such default within any applicable cure period under the Lease, then all Abated Minimum Monthly Rent shall immediately become due and payable. Only Minimum

Monthly Rent shall be abated pursuant to this Section, as more particularly described herein, and all other rent and other costs and charges specified in the Lease, as amended hereby, shall remain as due and payable pursuant to the provisions of the Lease, as amended hereby.

6.	Security Deposit.

6.1
Landlord and Tenant acknowledge and agree that Tenant has provided, and Landlord is currently holding, a cash Security Deposit in accordance with the terms and conditions of Article 8 of the Lease, as amended by Sections 6.2, 6.3 and 6.4 below, in an amount equal to $43,000.00 as collateral for Tenant’s performance of its obligations under the Lease, as amended hereby, in lieu of a standby Letter of Credit. No additional Security Deposit shall be required in connection with this Amendment.

6.2	Section 8.1 of the Lease is hereby amended as follows:

6.1.1	The second (2nd) and third (3rd) sentences thereof are hereby deleted in their entireties and replaced with the following:
“This sum is designated as a Security Deposit and shall remain the sole and separate property of Landlord until actually repaid to Tenant (or at Landlord’s option the last assignee, if any, of Tenant’s interest hereunder), said sum not being earned by Tenant until all conditions precedent for its payment to Tenant have been fulfilled. As this sum both in equity and at law is Landlord’s separate property, Landlord shall not be required to (1) keep said deposit separate from his general accounts, or (2) pay interest, or other increment for its use.”.

6.1.2
The reference to “return of the Letter of Credit or the proceeds thereof” set forth in the fourth (4th) sentence thereof is hereby deleted in its entirety and replaced with “repayment of the Security Deposit”.

6.1.3	The reference to “proceeds of the Letter of Credit” set forth in the fifth (5th) sentence thereof is hereby deleted in its entirety and replaced with “Security Deposit”.

6.1.4	There reference to “or proceeds of the Letter of Credit are” set forth in the sixth (6th) sentence thereof is hereby deleted in its entirety and replaced with “is”.

6.1.5
The following is hereby added to Section 8.1 of the Lease: “If Tenant is not in default of the Lease, the Security Deposit or any balance thereof shall be returned to Tenant sixty (60) days after the later of: (i) the date Tenant surrenders possession of the Premises to Landlord in accordance with the terms and conditions of this Lease, and (ii) date of the expiration or earlier termination of this Lease.”

6.3	The first sentence of Section 8.2 of the Lease is hereby deleted in its entirety and replaced with the following:
“If Landlord elects to use or apply all or any portion of the Security Deposit as provided in Section 8.1, Tenant shall within ten (10) business days after written demand therefor pay to Landlord in cash, an amount equal to that portion of the Security Deposit used or applied by Landlord, and Tenant’s failure to so do shall be a material breach of this Lease.”

6.4	The last sentence of Section 8.2 of the Lease and Article 33 of the Lease are each hereby deleted in their entirety.

7.
Tenant’s Proportionate Share. For the period commencing on the Reduction Effective Date and ending on the Extended Termination Date, Tenant’s Proportionate Share for the Remaining Portion of the Original Premises is 6.22% of the Building. For the period commencing on the Expansion Effective Date and ending on the Extended Termination Date, Tenant’s Proportionate Share for the Expansion Space is 0.24% of the Building. For the period commencing on the Expansion Effective Date and ending on the Extended Termination Date, Tenant’s Proportionate Share for the Remaining Portion of the Original Premises and the Expansion Space, collectively, is 6.46% of the Building. Notwithstanding anything in this Amendment to the contrary, Tenant shall remain liable for all year-end adjustments with respect to Tenant’s Proportionate Share of Operating Costs, Insurance Costs and Taxes applicable to the Reduction Space for that portion of the calendar year preceding the Reduction Effective Date. Such adjustments shall be paid at the time, in the manner and otherwise in accordance with the terms of the Lease, unless otherwise specified herein.

8.	Additional Rent.

8.1
Remaining Portion of Original Premises. For the period commencing on the Extension Date and ending on the Extended Termination Date, Tenant shall pay all additional Rent payable under the Lease, including Tenant’s Proportionate Share of Operating Costs, Insurance Costs and Taxes in accordance with the terms of the Lease, provided, however, effective as of the Extension Date, the Base Year for the computation of Tenant’s Proportionate Share of Operating Costs, Insurance Costs and Taxes for the Remaining Portion of the Original Premises is amended from 2010 to 2017.

8.2
Expansion Space. For the period commencing with the Expansion Effective Date and ending on the Extended Termination Date, Tenant shall pay for Tenant’s Proportionate Share of Operating Costs, Insurance Costs and Taxes applicable to the Expansion Space in accordance with the terms of the Lease, as amended hereby; provided, however, that effective as of the Expansion Effective Date, the Base Year for the computation of Tenant’s Proportionate Share of Operating Costs, Insurance Costs and Taxes solely with respect to the Expansion Space is calendar year 2017.

9.
Access to Expansion Space. Tenant shall be permitted to access the Expansion Space prior to the Expansion Effective Date. In connection therewith, Tenant shall comply with all terms and provisions of the Lease, as amended hereby, and this Amendment, except those provisions requiring payment of Minimum Monthly Rent as to the Expansion Space. However, Tenant shall be liable for all utilities (including, without limitation, all costs in connection with the Supplemental Cooling Unit, as defined in Section 10.2.2 below) and special services during such period.

10.    Condition; Improvements.

10.1
Condition of Remaining Portion of the Original Premises. By being in possession of the Remaining Portion of the Original Premises, Tenant agrees it has accepted the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment. Tenant hereby acknowledges and agrees that Landlord has fulfilled all of its obligations pursuant to Exhibit “C” to the Lease.

10.2	Condition of Expansion Space.

10.2.1	Tenant acknowledges and agrees that Tenant has been in occupancy of the Expansion Space without Landlord’s consent and has been using the same for storage purposes prior to the date of this Amendment. By being in possession of the Expansion Space, Tenant shall be deemed to have accepted the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment. Tenant hereby agrees to indemnify, defend, and hold Landlord and the Landlord Entities harmless from and against any and all conditions, losses, costs, damages, claims, liabilities, expenses, demands or obligations, of any kind or nature whatsoever (including reasonable attorneys’ fees, expenses and disbursements) arising from the use or occupancy of the Expansion Space by Tenant or any Tenant Entities and/or any act or omission of Tenant or any Tenant Entities prior to the date of this Amendment.

10.2.2
Subject to Landlord’s prior written approval, Tenant shall have the right to install and use a Supplemental Cooling Unit (defined below) in the Expansion Space, subject to all applicable terms and conditions of the Lease (including, without limitation, Article 12 of the Lease) and the terms and conditions set forth in this Section. For purposes hereof, the “Supplemental Cooling Unit” shall mean a dedicated, self-contained supplemental cooling unit with capacity that shall be subject to Landlord’s prior written approval, and which shall operate independently of and without any connection to the Building’s heating, ventilating and air conditioning system, water or any other system of the Building, except for a connection for electrical power. Landlord may withdraw Tenant’s permission to install the Supplemental Cooling Unit during Landlord’s performance of the Side Light Work at any time that Landlord reasonably determines that Tenant’s installation thereof is causing a dangerous situation for Landlord, Tenant or their respective contractors or employees, or if Landlord reasonably determines that Tenant’s installation of the Supplemental Cooling Unit is hampering or otherwise preventing Landlord from proceeding with the completion of the Side Light Work at the earliest possible date. In addition, Landlord may terminate Tenant’s right to install and operate the Supplemental Cooling Unit if Landlord determines in its sole discretion that the Supplemental Cooling Unit is causing noise and/or disturbing or interfering with Landlord or other tenants of the Building. Tenant shall be responsible, at its cost, for maintaining and repairing the Supplemental Cooling Unit to the reasonable satisfaction of Landlord and the cost of purchasing and installing a submeter (or submeters if reasonably necessary) to measure electricity consumed in connection with the Supplemental Cooling Unit, as well as the cost of all such electricity that is consumed. Tenant shall pay Landlord, within ten (10) days after Landlord’s demand therefor, for all electricity so used at the then current rates charged to Landlord for electricity by the utility provider, plus any additional cost of Landlord in keeping account of and billing Tenant for the electric current so consumed. Upon expiration or earlier termination of the Lease, title to the Supplemental Cooling Unit shall pass to Landlord although, upon the request of Landlord, Tenant shall be required to remove the Supplemental Cooling Unit, at Tenant’s cost, in accordance with the terms of Section 12.4 of the Lease.

10.3
Responsibility for Improvements to Remaining Portion of the Original Premises. Landlord shall perform improvements to the Remaining Portion of the Original Premises and to the Expansion Space in accordance with Exhibit C attached hereto.

11.
Representations. Tenant represents that it has not made any assignment, sublease, transfer, conveyance of the Lease or any interest therein or in the Reduction Space other than those explicitly recited herein and further represents that there is not any claim, demand, obligation, liability, action or cause of action by any other party respecting, relating to or arising out of the Reduction Space, and Tenant agrees to indemnify and hold harmless Landlord and the Landlord Entities from all liabilities, expenses, claims, demands, judgments, damages or costs arising from any of the same, including without limitation, attorneys' fees. Tenant acknowledges that Landlord will be relying on this Amendment in entering into leases for the Reduction Space with other parties.

12.
Extension Option. Article 34 (Option to Renew) of the Lease is hereby deleted in its entirely. Provided the Lease, as amended hereby, is in full force and effect and Tenant is not in default under any of the other terms and conditions of the Lease, as amended hereby, at the time of notification or commencement, Tenant shall have one (1) option to extend (the “Extension Option”) the Lease for a term of five (5) years (the “Second Extension Term”), for the portion of the Premises being leased by Tenant as of the date the Second Extension Term is to commence, on the same terms and conditions set forth in the Lease, as amended hereby, except as modified by the terms, covenants and conditions as set forth below. Notwithstanding the foregoing, Tenant may only exercise the Extension Option hereunder if (a) at the time of exercise, Tenant is conducting regular, active, ongoing business in, and is in occupancy, (b) at the time of exercise, no part of the Premises is sublet; and (c) the Lease has not been assigned (other than to an Affiliated Transferee).

12.1
If Tenant elects to exercise the Extension Option, then Tenant shall provide Landlord with written notice no earlier than the date which is three hundred sixty-five (365) days prior to the expiration of Extended Term but no later than the date which is two hundred seventy (270) days prior to the expiration of the Extended Term. If Tenant fails to provide such notice, Tenant shall have no further or additional right to extend the Extended Term.

12.2
The Minimum Monthly Rent in effect at the expiration of the Extended Term shall be adjusted to reflect the Prevailing Market (defined below) rate. Landlord shall advise Tenant of the new Minimum Monthly Rent for the Premises no later than thirty (30) days after receipt of Tenant's written request therefor. Said request shall be made no earlier than thirty (30) days prior to the first date on which Tenant may exercise its Extension Option under this Section 12. Said notification of the new Minimum Monthly Rent may include a provision for its escalation to provide for a change in the Prevailing Market rate between the time of notification and the commencement of the Second Extension Term.

12.3
This Extension Option is not transferable (other than to an Affiliated Transferee that is an assignee of Tenant’s interest in this Lease); the parties hereto acknowledge and agree that they intend that the Extension Option shall be “personal” to Tenant as set forth above and that in no event will any assignee (other than an Affiliated Transferee) or sublessee have any rights to exercise the Extension Option.

12.4	If the Extension Option is validly exercised or if Tenant fails to validly exercise the Extension Option, Tenant shall have no further right to extend the Extended Term.

12.5
For purposes of this Extension Option, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and buildings comparable to the Building in the same rental market in the San Jose, California area as of the date the Second Extension Term is to commence, taking into account the specific provisions of the

Lease, as amended hereby, which will remain constant. The determination of Prevailing Market shall take into account any material economic differences between the terms of the Lease, as amended hereby, and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes.

13.
Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

13.1	Right of First Offer. Article 35 (Right of First Offer) of the Lease is hereby deleted in its entirety and of no further force or effect.

13.2	Temporary Space. Article 36 (Temporary Space) of the Lease is hereby deleted in its entirety.

13.3
Tenant’s Insurance. Tenant’s insurance required under the Lease, as amended hereby (“Tenant’s Insurance”), shall apply to and include (as applicable) the Expansion Space. Tenant shall provide Landlord with a certificate of insurance, in form and substance satisfactory to Landlord and otherwise in compliance with the terms of the Lease, as amended hereby, evidencing that Tenant’s Insurance covers the Remaining Portion of the Original Premises and the Expansion Space, as soon as practicable after the date of this Amendment but in any event prior to the Expansion Effective Date, and thereafter on an annual basis or more frequently if reasonably requested by Landlord in order to assure that Landlord always has current certificates evidencing Tenant’s Insurance.

13.4
Parking. Notwithstanding anything in the Lease to the contrary, commencing on the Reduction Effective Date, Tenant shall have the right to lease up to twenty-one (21) parking stalls, consisting of (i) up to twenty (20) unreserved parking stalls; and (ii) up to one (1) reserved parking stall, at the then prevailing market rate. Except as modified herein, the use of such unreserved parking spaces shall be subject to the terms of the Lease.

13.5	Climate Control Hours. The definition of Climate Control Hours set forth in Section 11.1 of the Lease is hereby deleted in its entirety and replaced with:
“8:00 a.m. to 6:00 p.m. on weekdays and 9:00 a.m. to 12:00 p.m. Saturdays (Sundays and holidays excepted)”.

13.6	Building Sign(s). Section 37.3 of the Lease is hereby deleted in its entirety.

13.7	Monument Signage.
13.7.1    As of the date of this Amendment, Tenant’s name is installed on one (1) Monument Sign (as defined below) located on 125 S. Market Street (the “Market Street Sign”) and one (1) Monument Sign located on Park Avenue (the “Park Avenue Sign”). Subject to the terms of this Section, so long as (a) Tenant is not in default under the terms of this Lease; (b) Tenant is in occupancy of the entire Premises; and (c) Tenant has not assigned the Lease (other than to an Affiliated Transferee) or sublet the Premises, Tenant shall have the right to continue to have its name listed on the Market Street Sign and the Park Avenue Sign (collectively, the “Monument Signs”). Any changes to the design, size, method of attachment and color of Tenant’s signage on the Monument Signs, shall comply with all applicable Laws and shall be subject to the approval of Landlord and any applicable governmental authorities. Landlord reserves the right to withhold consent to any change in Tenant’s signs that, in the sole judgment of Landlord, is not harmonious with the design standards of the Building and Monument Signs. Landlord shall have the right to require that all names on the Monument Signs be of the same size and style. Tenant must obtain Landlord's prior written consent to any changes to the signage and lettering. To obtain Landlord's consent, Tenant shall submit design drawings to Landlord showing the type and sizes of all lettering; the colors, finishes and types of materials used; and (if applicable and Landlord consents in its sole discretion) any provisions for illumination. Although the Monument Signs will be maintained by Landlord, Tenant shall pay its proportionate share of the cost of any maintenance and repair associated with the Monument Signs. In the event that additional names are listed on a Monument Sign, all costs of maintenance and repair shall be prorated between Tenant and the other parties that are listed on such Monument Sign. Tenant’s name on the Monument Signs shall be designed, constructed, installed, insured, maintained, repaired and removed from the Monument Signs all at Tenant’s sole risk, cost and expense. Tenant, at its cost, shall be responsible for the maintenance, repair or replacement of Tenant’s signage on the Monument Signs, which shall be maintained in a manner reasonably satisfactory to Landlord.
13.7.2    Notwithstanding anything in the Lease or this Amendment to the contrary, Landlord shall have the right to terminate Tenant’s right to have its name installed on the Market Street Sign upon thirty (30) days’ prior written notice to Tenant, and Tenant shall remove Tenant’s name from the Market Street Sign at Tenant’s sole cost and expense and restore such Market Street Sign to the condition it was in prior to installation of Tenant’s signage thereon.
13.7.3    Upon the expiration or earlier termination of the Lease, or if during the Term (and any extensions thereof) (a) Tenant is in default under the terms of the Lease, as amended hereby, after the expiration of applicable cure periods; (b) Tenant leases and occupies less than the entire Premises; or (c) Tenant assigns the Lease (other than to an Affiliated Transferee), then Tenant's rights granted herein will terminate and Landlord may remove Tenant’s name from each or both of the Monument Sign(s) at Tenant’s sole cost and expense and restore the applicable Monument Sign to the condition it was in prior to installation of Tenant’s signage thereon, ordinary wear and tear excepted. The cost of such removal and restoration shall be payable as additional rent within five (5) days of Landlord’s demand. Landlord may, at anytime during the Term (or any extension thereof), upon five (5) days prior written notice to Tenant, relocate the position of Tenant’s name on the Monument Signs. The cost of such relocation of Tenant’s name shall be at the cost and expense of Tenant.
13.7.4    The rights provided in this Section 13.7 shall be non-transferable unless otherwise agreed by Landlord in writing in its sole discretion.
14.    Miscellaneous.

14.1
This Amendment, including Exhibit A (Outline and Location of Reduction Space), Exhibit B (Outline and Location of Expansion Space) and Exhibit B (Tenant Alterations) attached hereto, sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment. This Amendment shall not be relied upon by any other party, individual, corporation, partnership or entity as a basis for reducing its lease obligations with Landlord or for any other purpose. Tenant agrees that it shall not disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord.

14.2
Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

14.3	Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

14.4
Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than Cushman & Wakefield. Tenant agrees to indemnify and hold Landlord and the Landlord Entities harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Amendment.

14.5
Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting. Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term (as extended), an event of default under the Lease will be deemed to have occurred, without the necessity of notice to Tenant.

14.6
Pursuant to California Civil Code Section 1938, Landlord hereby notifies Tenant that as of the date of this Amendment, the Premises have not undergone inspection by a “Certified Access Specialist” (“CASp”) to determine whether the Premises meet all applicable construction-related accessibility standards under California Civil Code Section 55.53.  Landlord hereby discloses pursuant to California Civil Code Section 1938 as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”  Landlord and Tenant hereby acknowledge and agree that in the event that Tenant elects to perform a CASp inspection of the Premises hereunder (the “Inspection”), such Inspection shall be (a) performed at Tenant’s sole cost and expense, (b) limited to the Premises and (c) performed by a CASp who has been approved or designated by Landlord prior to the Inspection. Any Inspection must be performed in a manner which minimizes the disruption of business activities in the Building, and at a time reasonably approved by Landlord. Landlord reserves the right to be present during the Inspection. Tenant agrees to: (i) promptly provide to Landlord a copy of the report or certification prepared by the CASp inspector upon request (the “Report”), (ii) keep the information contained in the Report confidential, except to the extent required by law, or to the extent disclosure is needed in order to complete any necessary modifications or improvements required to comply with all applicable accessibility standards under state or federal law, as well as any other repairs, upgrades, improvements, modifications or alterations required by the Report or that may be otherwise required to comply with applicable laws or accessibility requirements (the “Access Improvements”). Tenant shall be solely responsible for the cost of Access Improvements to the Premises necessary to correct any such violations of construction-related accessibility standards identified by such Inspection as required by law, which Access Improvements may, at Landlord’s option, be performed in whole or in part by Landlord at Tenant’s expense, payable as additional Rent within ten (10) days following Landlord’s demand.

14.7
Tenant shall not bring upon the Premises or any portion of the Building or use the Premises or permit the Premises or any portion thereof to be used for the growing, manufacturing, administration, distribution (including without limitation, any retail sales), possession, use or consumption of any cannabis, marijuana or cannabinoid product or compound, regardless of the legality or illegality of the same.

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:	TENANT:

PARK CENTER PLAZA INVESTORS, L.P., a Delaware limited partnership	SPHERE 3D CORP., an Ontario corporation
By: /s/ Jonathan Praw	By: /s/ Eric Kelly

Name: Jonathan Praw	Name: Eric Kelly
Title: V.P.	Title: CEO
Dated: March 22, 2017	Dated: March 15, 2017

EXHIBIT A - OUTLINE AND LOCATION OF REDUCTION SPACE
attached to and made a part of the Amendment dated as of March 14, 2017, between PARK CENTER PLAZA INVESTORS, L.P., a Delaware limited partnership, as Landlord and SPHERE 3D CORP., an Ontario corporation, as Tenant

Exhibit A is intended only to show the general layout of the Reduction Space as of the beginning of the Reduction Effective Date. It does not in any way supersede any of Landlord’s rights set forth in the Lease with respect to arrangements and/or locations of public parts of the Building and changes in such arrangements and/or locations. It is not to be scaled; any measurements or distances shown should be taken as approximate.

A-1

EXHIBIT B - OUTLINE AND LOCATION OF EXPANSION SPACE
attached to and made a part of the Amendment dated as of March 14, 2017, between PARK CENTER PLAZA INVESTORS, L.P., a Delaware limited partnership, as Landlord and SPHERE 3D CORP., an Ontario corporation, as Tenant

Exhibit B is intended only to show the general layout of the Expansion Space as of the beginning of the Expansion Effective Date. It does not in any way supersede any of Landlord’s rights set forth in the Lease with respect to arrangements and/or locations of public parts of the Building and changes in such arrangements and/or locations. It is not to be scaled; any measurements or distances shown should be taken as approximate.

SUITE 250
GIVE BACK SPACE
SUITE
SUITE 225
Expansion Space

B-1

EXHIBIT C – TENANT ALTERATIONS
attached to and made a part of the Amendment dated as of March 14, 2017, between PARK CENTER PLAZA INVESTORS, L.P., a Delaware limited partnership, as Landlord and SPHERE 3D CORP., an Ontario corporation, as Tenant

1.
Landlord, at its sole cost and expense (subject to the terms and provisions of Section 2 below) shall perform improvements to the Remaining Portion of the Original Premises and the Expansion Space in accordance with the following work lists using Building standard methods, materials and finishes and as otherwise reasonably determined by Landlord. The improvements to be performed in the Remaining Portion of the Original Premises and described in the first work list below and the improvements to be performed in the Expansion Space and described in the second work list below (such work to be performed in the Expansion Space, hereinafter, the “Side Light Work”) are collectively referred to herein as the “Tenant Alterations”. Landlord shall enter into a direct contract for the Tenant Alterations with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Tenant Alterations. Notwithstanding anything to the contrary contained herein or in the Amendment, Landlord shall provide Tenant with written notice of Landlord’s intent to commence the Tenant Alterations, and not later than three (3) business days following the date of such notice by Landlord, Tenant shall remove, at Tenant’s sole cost and expense all Tenant’s furniture, equipment, fixtures and other personal property located within the Remaining Portion of the Original Premises and, if applicable, the Expansion Space (collectively, “Tenant’s Property”) in a manner satisfactory to Landlord in order to enable Landlord to perform the Tenant Alterations. Tenant shall move such Tenant’s Property back into the Remaining Portion of the Original Premises and, if applicable, the Expansion Space at Tenant’s sole cost and expense only at such time that Landlord has notified Tenant that the Tenant Alterations (or the portion thereof affected by the placement of Tenant’s Property) has been completed. Tenant hereby acknowledges and agrees that Landlord shall have no obligation to move any of Tenant’s Property and shall not commence any of the Tenant Alterations until such Tenant’s Property is removed by Tenant in accordance with this Section 1.

ORIGINAL PREMISES WORK LIST
A.    Relocate one (1) office door within the Remaining Portion of the Original Premises;

B.	Install one (1) door in the boardroom within the Remaining Portion of the Original Premises;

C.	Remove the existing interior wall in the conference room within the Remaining Portion of the Original Premises; and

D.	Paint up to 5 interior exposed accent walls within the Remaining Portion of the Original Premises.

EXPANSION SPACE WORK LIST

A.	Install one (1) side light adjacent to the entry door to the Expansion Space with frosted glass; and

B.	Install one (1) horizontal side light at the top of the wall in the Expansion Space.

2.
All other work and upgrades, subject to Landlord’s approval, shall be at Tenant’s sole cost and expense, plus any applicable state sales or use tax thereon, payable upon demand as additional rent. Tenant shall be responsible for any Tenant Delay in completion of the Tenant Alterations resulting from any such other work and upgrades requested or performed by Tenant or any failure by Tenant to remove Tenant’s Property in accordance with Section 1 above.

C-1

3.
Landlord’s supervision or performance of any work for or on behalf of Tenant shall not be deemed to be a representation by Landlord that such work complies with applicable insurance requirements, building codes, ordinances, laws or regulations or that the improvements constructed will be adequate for Tenant’s use.

4.
Tenant acknowledges that the Tenant Alterations may be performed by Landlord in the Premises during and/or after normal business hours for the Building subsequent to the Extension Date. Landlord and Tenant agree to cooperate with each other in order to enable the Tenant Alterations to be performed in a timely manner and with as little inconvenience to the operation of Tenant’s business as is reasonably possible. Notwithstanding anything herein to the contrary, any delay in the completion of the Tenant Alterations or inconvenience suffered by Tenant during the performance of the Tenant Alterations shall not delay the Extension Date nor shall it subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of rent or other sums payable under the Lease.

5.
Provided Tenant is not in default after the expiration of applicable cure periods under the Lease, as amended, Landlord shall provide Tenant with an allowance (the "FF&E Allowance") in an amount not to exceed $9,898.00 (i.e. a sum of up to $1.00 per square foot of Rentable Area in the Remaining Portion of the Original Premises) to be applied toward the cost of purchasing and installing furniture, fixtures and equipment (collectively, “FF&E”), which FF&E shall be located at all times at the Premises and for use by Tenant in the Premises. Landlord shall disburse the FF&E Allowance, or applicable portion thereof, to Tenant within forty-five (45) days after Landlord’s receipt of paid invoices from Tenant with respect to the FF&E. However, in no event shall Landlord have any obligation to disburse any portion of the FF&E Allowance after September 30, 2017. Any unused portion of the FF&E Allowance remaining after such date shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith. Landlord shall own all FF&E until the expiration of the Lease (provided that Tenant, not Landlord, shall be responsible for all costs associated with such FF&E, including, without limitation, the cost of insuring the same, all maintenance and repair costs and taxes), at which time such FF&E shall become the property of Tenant as if by bill of sale hereunder. Tenant shall maintain and repair all FF&E in good and working order and shall insure such FF&E to the same extent Tenant is required to insure Tenant’s personal property pursuant to the terms of the Lease.

6.
This Exhibit C shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

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